Exhibit 4.42

Supplemental Agreement to Media Service Framework Agreement

Party A: China Southern Airlines Company Limited

Party B: China Southern Airlines Group Culture and Media Co., Ltd.

Party A and Party B entered into this Supplemental Agreement after arm’s length negotiation based on the Media Service Framework Agreement (contract No: CSN-FBB-18120700682) (the “Original Agreement”) entered into by both parties, details of which are as follows:

I.   The content in Section XVI of the Original Agreement shall be changed to “the pricing of both parties shall be based on the market price in accordance with the fair and reasonable principle and no higher than the price of independent third parties in the market. The service fees for media service provided by Party B to Party A shall be determined by the prevailing market price. The pricing shall be determined on the prevailing market price and the following pricing mechanism by both parties after arm’s length negotiation: 1. the pricing of service shall follow the principle of no higher than the terms obtained from independent third parties and the prevailing market price after evaluation if there were prevailing market price in the same or similar place for providing services in respect of the same or similar services; or 2. the service of Party B shall be provided on the terms no higher than that obtainable by Party A from independent third parties in the PRC market if there were no prevailing price in the same or similar place. Party A shall pay all the service fees by its internal resources. Party A and Party B confirmed unanimously that the annual transaction amount caps of media service business under this Agreement shall be 200.90 million in 2019, 170.00 million in 2020 and 190.00 million in 2021 (tax exclusive in RMB).”

II. This Supplemental Agreement shall be deemed as the supplement to the Original Agreement. Any contradiction between the terms of the Original Agreement and this Supplemental Agreement, the later shall prevail.

III. This Supplemental Agreement shall take effect from the date of signature and seal by both parties. This Supplemental Agreement was made in four counterparts. Both parties hold two counterparts and each one has the same legal effect.

Party A: China Southern Airlines Company Limited

Signature:

Party B: China Southern Airlines Group Culture and Media Co., Ltd.

Signature:

Time of signature: